EXHIBIT 5.1

August 4, 2004

Hytek Microsystems, Inc.

400 Hot Springs Road

Carson City, Nevada 89706

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 4, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 296,000 shares of your Common Stock (the “Shares”) under your 1991 Director Stock Option Plan, 2001 Stock Plan and 2001 Director Stock Option Plan (collectively, the “Option Plans”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Option Plans.

It is our opinion that, when issued in the manner referred to in the Option Plans and pursuant to the agreements that accompany the Option Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati